Registration Statement Consists of 16 pages.
                      The Exhibit Index appears on page 9.
                          File No. 33-_______________

As filed with the Securities and Exchange Commission on August 11, 1995



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                              -------------------

                           TOWN & COUNTRY CORPORATION
             (Exact name of registrant as specified in its charter)

                            MASSACHUSETTS 04-2384321
                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)

                 25 UNION STREET, CHELSEA, MASSACHUSETTS 02150
                                 (617) 884-8500
                    (Address of Principal Executive Offices)

                  TOWN & COUNTRY CORPORATION 1994 NON-EMPLOYEE
                   DIRECTORS' NONQUALIFIED STOCK OPTION PLAN
                            (Full title of the plan)
                              -------------------

                                C. WILLIAM CAREY
                                   President
                           Town & Country Corporation
                                25 Union Street
                          Chelsea, Massachusetts 02150
                    (Name and address of agent for service)

                                 (617) 884-8500
                    (Telephone number, including area code,
                             of agent for service)
                              -------------------

                                    copy to:

                             RICHARD E. FLOOR, P.C.
                            Goodwin, Procter & Hoar
                                 Exchange Place
                             Boston, MA 02109-2881
                                 (617) 570-1000
                              -------------------


                        Calculation of Registration Fee


                                   Proposed       Proposed
                                   Maximum        Maximum
Title of                           Offering       Aggregate      Amount of
Securities to       Amount to be   Price          Offering       Registration
be Registered       Registered(1)  Per Share      Price          Fee

Class A
Common Stock
$.01 par value         40,000      $1.875(2)      $75,000        $28.56

Class A
Common Stock
$.01 par value        160,000      $.65625(3)     $105,000       $36.20

(1) This registration statement also relates to such indeterminate number of additional shares of Class A Common Stock of Town & Country Corporation (the "Company") as may be issuable in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.

(2) This estimate is made pursuant to Rule 457(h) under the Securities Act solely for the purpose of determining the registration fee and is based on the price at which the options may be exercised under the 1994 Non-Employee Directors' Nonqualified Stock Option Plan.

(3) This estimate is made pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act") solely for the purpose of determining the registration fee and is based upon the market value of outstanding shares of the Company's Common Stock on August 9, 1995, utilizing the average of the high and low prices reported on the American Stock Exchange on that date.

(4) Pursuant to Section 6(b) of the Securities Act, the amount of the registration fee shall in no event equal less than $100. Therefore, the Company shall pay $100 to the Securities and Exchange Commission in connection with the registration of the shares referred to in footnote 1 above.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

Town & Country Corporation (the "Company") hereby incorporates by reference the documents listed in (a) through (c) below, which have previously been filed with the Securities and Exchange Commission.

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 26, 1995;

     (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 28, 1995; and

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-2 dated April 12, 1995.

All documents subsequently filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained therein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


Item 4.   Description of Securities.

     Not Applicable.


Item 5.   Interests of Named Experts and Counsel.

The legality of the 1994 Non-Employee Directors' Nonqualified Stock Option Plan and the validity of the Common Stock issuable upon conversion of the options granted thereunder, has been passed upon for the Company by Goodwin, Procter & Hoar, Boston, Massachusetts. Richard E. Floor, a Director and Clerk of the Company, is the beneficial owner of 153,000 shares of Class A Common Stock and his professional corporation is a partner in the firm of Goodwin, Procter & Hoar. Mr. Floor is also co-trustee of certain trusts for the benefit of Mr. Carey's minor children which own, in the aggregate, 254,571 shares of Class A Common Stock and 140,253 shares of Class B Common Stock.

Item 6.   Indemnification of Directors and Officers.

Section 67 of the Business Corporation Law of the Commonwealth of Massachusetts provides that indemnification of directors, officers, employees or other agents may be provided by a corporation. Section 13 of the Business Corporation Law of the Commonwealth of Massachusetts provides that the articles of organization may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company's Restated Articles of Organization contain a provision which limits the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent permitted above.

     Article 9 of the Company's By-Laws provides:

     (1) Indemnification. Definitions, for purposes of this section:

          (a) A "Director" or "Officer" means any person serving as a director of the corporation or in any other office filled by appointment or election by the directors or the stockholders and also includes (i) a Director or Officer of the corporation serving at the request of the corporation as a director, officer, employee, trustee, partner or other agent of another organization, and
(ii) any person who formerly served as a Director or Officer;

          (b) "Expenses" means (i) all expenses (including attorneys' fees and disbursements) actually and reasonably incurred in defense of a Proceeding, in being a witness in a Proceeding, or in successfully seeking indemnification under this Article, (ii) such expenses incurred in connection with a Proceeding initiated by a Director or Officer as may be approved by the Board of Directors, and (iii) any judgments, awards, fines or penalties paid by a Director or Officer in connection with a Proceeding or reasonable amounts paid in settlement of a Proceeding; and

          (c) A "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and any claim which could be the subject of a Proceeding.

     (2) Right to Indemnification. Except as limited by law, the corporation shall indemnify its Directors and Officers against all Expenses incurred by them in connection with any Proceedings in which they are involved as a result of their service as a Director or Officer, except that (i) no indemnification shall be provided for any Director or Officer regarding a matter as to which it shall be determined pursuant to Section 5 of this Article or adjudicated that he did not act in good faith and in the reasonable belief that his action was in the best interests of the corporation, or with respect to a criminal matter, that he had reasonable cause to believe that his conduct was unlawful, and (ii) no indemnification shall be provided for any Director or Officer with respect to any Proceeding by or in the right of the corporation or alleging that a Director or Officer receive an improper personal benefit if he is adjudged liable to the corporation in such Proceeding or, in the absence of such an adjudication, if he is determined to be ineligible for indemnification under the circumstances pursuant to Section 5 of this Article; provided, however, that indemnification of Expenses incurred by a Director or Officer in successfully defending a Proceeding alleging that he received an improper personal benefit as a result of his status as such may be paid if and to the extent authorized by the Board of Directors.

     (3) Settled Proceedings. If a Proceeding is compromised or settled in a manner which imposes any liability or obligation upon a Director or Officer, (i) no indemnification shall be provided to him with respect to a Proceeding by or in the right of the corporation unless a court having jurisdiction determined that indemnification is reasonable and proper under the circumstances, and (ii) no indemnification shall be provided to him with respect to any other type of Proceeding if it is determined pursuant to Section 5 of this Article on the basis of the circumstances known at that time (without further investigation) that said Director or Officer is ineligible for indemnification.

     (4) Advanced Payments. Except as limited by law, Expenses incurred by a Director or Officer in defending any Proceeding, including a Proceeding by or in the right of the corporation, shall be paid by the corporation to said Director or Officer in advance of final disposition of the Proceeding upon receipt of his written undertaking to repay such amount if he is determined pursuant to Section 5 of this Article or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured and may be accepted without regard to the financial ability of such person to make repayment; provided, however, that no such advance payment of Expenses shall be made if it is determined pursuant to Section 5 of this Article on the basis of the circumstances known at that time (without further investigation) that said Director or Officer is ineligible for indemnification.

     (5) Determinations; Payments. The determination of whether a Director or Officer is eligible or ineligible for indemnification under this Article shall be made in each instance by (a) a majority of the Directors or a committee thereof who are not parties to the Proceeding in question, (b) independent legal counsel appointed by a majority of such Directors, or if there are none, by a majority of the Directors in office, or (c) a majority vote of the stockholders who are not parties to the Proceeding in question. Notwithstanding the foregoing, a court having jurisdiction (which need not be the court in which the Proceeding in question was brought) may grant or deny indemnification in each instance under the provisions of law and this Article. The corporation shall be obliged to pay indemnification applied for by a Director or Officer unless there is an adverse determination (as provided above) within 45 days after the application. If indemnification is denied, the applicant may seek an independent determination of his right to indemnification by a court, and in such event the corporation shall have the burden of proving that the applicant was ineligible for indemnification under this Article.

     (6) Insurance. The corporation shall have power to purchase and maintain insurance on behalf of any agent, employee, director or officer against any liability or cost incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have power to indemnify him against such liability or cost.

     (7) Responsibility With Respect to Employee Benefit Plan. If the corporation or any of its Directors or Officers sponsors or undertakes any responsibility as a fiduciary with respect to an employee benefit plan, then for purposes of indemnification of such persons under this Article (i) a "Director" or "Officer" shall be deemed to include any Director or Officer of the corporation who serves at its request in any capacity with respect to said plan,
(ii) such Director or Officer shall not be deemed to have failed to act in good faith in the reasonable belief that his action was in the best interests of the corporation if he acted in good faith in the reasonable belief that his action was in the best interests of the participants or beneficiaries of said plan, and
(iii) "Expenses" shall be deemed to include any taxes or penalties imposed on such Director or Officer with respect to said plan under applicable law.

     (8) Heirs and Personal Representatives. The indemnification provided by this Article shall inure to the benefit of the heirs and personal representatives of a Director or Officer.

     (9) Non-Exclusivity. The provisions of this Article shall not be construed to limit the power of the corporation to indemnify its Directors or Officers to the full extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law. In addition, the corporation shall have power to indemnify any of its agents or employees who are not Directors or Officers on any terms not prohibited by law which it deems to be appropriate. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Article.

     (10) Amendment. The provisions of this Article may be amended or repealed by the stockholders; however, no amendment or repeal of such provisions which adversely affects the rights of a Director or Officer under this Article with respect to his acts or omissions at any time before or after such amendment or repeal, shall apply to him without his consent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Securities and Exchange Commission has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 7.   Exemption from Registration Claimed.

     Not Applicable.


Item 8.   Exhibits.

The Exhibits listed in the accompanying Exhibit Index are filed as part of this Registration Statement.


Item 9.   Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing o an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelsea, Commonwealth of Massachusetts, on August 11, 1995.


                                        TOWN & COUNTRY CORPORATION


                                        By: /s/ C. WILLIAM CAREY
                                            C. William Carey
                                            President

                               POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Each person whose signature appears below constitutes and appoints Frances X. Correra and C. William Carey and each of them, as his or her lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

     Signature                          Title                    Date


/s/ C. WILLIAM CAREY     President, Treasurer and                August 11, 1995
C. William Carey         Director (Principal Executive
                         Officer)

/s/ FRANCIS X. CORRERA   Senior Vice President and               August 11, 1995
Francis X. Correra,      Chief Financial Officer
                         (Principal Financial and
                         Accounting Officer)


/s/ RICHARD E. FLOOR     Director                                August 11, 1995
Richard E. Floor


/s/ CHARLES HILL         Director                                August 11, 1995
Charles Hill


/s/ WILLIAM SCHAWBEL     Director                                August 11, 1995
William Schawbel


/s/  MARCIA C. MORRIS    Director                                August 11, 1995
Marcia C. Morris

                                 EXHIBIT INDEX

                                                                      Page
                                                                 in Sequentially
 Exhibit No.   Description                                        Numbered Copy


     4.1       Restated Articles of Organization*

     5.1       Opinion of Goodwin, Procter & Hoar as to the           10
               legality of the securities being registered

     10.1      Town & Country Corporation 1994 Non-Employee           12
               Directors' Nonqualified Stock Option Plan

     23.1 Consent of Goodwin, Procter & Hoar (included in Exhibit 5.1)

     23.2      Consent of Arthur Andersen, LLP, Independent           16
               Public Accountants

     24.1 Powers of Attorney (included in Part II of this Registration Statement).











- --------------------


* Incorporated by reference to the Company's Registration Statement on Form S-1, as amended, under the Securities Act of 1933 (Registration No. 2-97757).